PRESS RELEASE
FOR IMMEDIATE RELEASE

Contract:	Amy Phares
Public Relations Manager
Phone:	(219) 874-9208
Fax:	(219) 873-2628
Date:	May 4, 2021

Horizon Bancorp, Inc. Releases Inaugural
Corporate Social Responsibility Report
The report examines Horizon’s commitment to diversity, equity and inclusion, as well as its community lending, charitable giving, work environment and corporate governance

MICHIGAN CITY, Ind., May 4, 2021 — (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced the release of its 2020 Corporate Social Responsibility Report.

“As a community bank, Horizon puts people first in all that we do. Our inaugural Corporate Social Responsibility report reflects on the progress we’ve made thus far and, more importantly, on the ways that we’re actively working to foster diversity, equity and inclusion throughout our company and within the Indiana and Michigan communities we serve,” Chairman and CEO Craig M. Dwight said. “We know that there is more work to do and we look forward to being a leader in the community banking space in terms of our commitment to and transparency around these important issues.”

Horizon’s Corporate Social Responsibility Report examines its commitment to diversity, equity and inclusion, as well as its in-market community lending, charitable giving, work environment and corporate governance. The report also includes additional accounting metric disclosures based on the Sustainability Accounting Standards Board’s recommended standards for commercial banks and mortgage finance. Some of the highlights from the 2020 report include:

•Minorities made up approximately 14% of Horizon’s workforce at December 31, 2020 and 26% of all new hires during 2020 self-identified as minorities, and increase from prior years
•Women made up 76% of Horizon’s workforce at year-end and 30% of the Board’s independent directors
•$86.7 million in loans outstanding to programs promoting small business and community development at year-end.
•Dedicated mortgage loan officers focused on serving low to moderate income neighborhoods
•Financed $13.5 million in renewable energy projects in 2020
•Opened first all bilingual branch in 2019 and plan for a second all bilingual branch in 2021

•Nearly $820,000 donated to more than 200 nonprofit organizations throughout Indiana and Michigan during 2020 and more than $3.0 million donated over the last five years
“At Horizon, a purpose-driven and inclusive culture that values and fosters diversity is central to who we are as a company,” Diversity and Inclusion Officer Kathi Tilling said. “We are so proud of our team of Advisors and the commitment and dedication they displayed in 2020 to be there for their customers, their communities and one another.”

Horizon Bank provides personal banking, business banking and wealth management services throughout diverse Midwestern markets. In April 2021, the Company announced the opening of its newest branch, located in Gary, Indiana.

Horizon’s 2020 Corporate Social Responsibility Report is available online here.
About Horizon Bancorp, Inc.
Horizon Bancorp, Inc. is an independent, commercial bank holding company serving Indiana and Michigan through its commercial banking subsidiary, Horizon Bank. Horizon Bank may be reached online at www.horizonbank.com. Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.